TWO ROADS SHARED TRUST

RULE 18f-3 MULTIPLE CLASS PLAN

This Multiple Class Plan (the “Plan”) is adopted in accordance with Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”), by Two Roads Shared Trust (the “Trust”) on behalf of each series of the Trust that has multiple classes of shares (each a “Fund”).  A majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in the 1940 Act), having determined that the Plan is in the best interests of the shareholders of each class of each Fund and the shareholders of the Trust as a whole, have approved the Plan.

The provisions of the Plan are:

1.

General Description of Classes.   Each class of shares of a Fund shall represent interests in the same portfolio of investments of such Fund, shall have no exchange privileges or conversion features within that Fund unless an exchange or conversion feature is described in the Fund’s Prospectus, and shall be identical in all respects, except that, as provided for in such Fund’s Prospectus, each class shall differ with respect to:   (i) Rule 12b-1 Plans that may be adopted with respect to the class; (ii) distribution and related services and expenses; (iii) differences relating to sales loads, purchase minimums, eligible investors and exchange privileges; and (iv) the designation of each class of shares.  The classes of shares designated by each Fund are set forth in Exhibit A.

2.

Allocation of Income and Class Expenses.

a.

Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(i)       expenses related to the distribution of a class of shares or to the services  provided  to  shareholders of a  class  of  shares  shall  be borne solely by such class;

(ii)       the following expenses attributable to the shares of a particular class will be borne solely by the class to which they are attributable:

(a)    asset-based  distribution,  account  maintenance  and shareholder service fees;

(b)       extraordinary  non-recurring  expenses  including  litigation and other legal expenses relating to a particular class; and

(c)       such  other  expenses  as  the  Trustees  determine  were incurred by a specific class and are appropriately paid by that class.

(iii)      Income,  realized  and  unrealized  capital  gains  and  losses,  and expenses that are not allocated to a specific class pursuant to this Section 2, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

b.

Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund’s assets shall not be allocated on a class-specific basis.

3.

Voting Rights. Each class of shares will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

4.

Dividends/Distributions.  Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term and long-term capital gains as described in each Fund’s Prospectus.  All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate, unless the shareholder elects to receive cash.  Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

5.

Exchanges.    Shares  of  a  Fund  may  be  exchanged  without  payment  of  any exchange fee for shares of another Fund of the same class at their respective net asset values, provided said Funds are advised by the same adviser.

6.

Class Designation.  Subject to the approval by the Trustees of the Trust, each Fund may alter the nomenclature for the designations of one or more of its classes of shares.

7.

Additional Information.  This Plan is qualified by and subject to the terms of each Fund’s then current Prospectus for the applicable class of shares of the Fund; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan.  Each Fund’s Prospectus contains additional information about each class of shares of such Fund and any multiple class structure of such Fund.

8.

Effective Date.  This Plan will become effective as of the date and year when any Fund of the Trust commences operations, provided that this Plan shall not become effective with respect to a Fund or a class of shares of a Fund unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).  This Plan may be terminated or amended at any time with respect to a Fund or a class of shares thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the Act).

9.

Miscellaneous.   Any reference in this Plan to information in a Fund’s Prospectus shall mean information in such Fund’s Prospectus, as the same may be amended or supplemented  from  time  to  time,  or  in  such  Fund’s  Statement  of  Additional

Information, as the same may be amended or supplemented from time to time.

IN WITNESS WHEREOF, the Trust has executed this Multi-Class Plan as of the 15th day of

October, 2012.

TWO ROADS SHARED TRUST

By: /s/ Andrew Rogers

Andrew Rogers, President

APPENDIX A

Funds and Classes as of June 12, 2013

Fund	Classes
Alternative Avenue Fund	Investor Class
Anfield Universal Fixed Income Fund	Class A Class A1 Class C Class I Class R
Belvedere Alternative Income Fund	Class A Class C Class I Class R
Charioteer Mortgage Income Fund	Class A Class A1 Class C Class I Class R
LJM Preservation and Growth Fund	Class A Class C Class I
LJM Income Plus Fund	Class A Class C Class I
Superfund Managed Futures Strategy Fund	Advisor Class Class A Class C Class I
West Shore Real Asset Income Fund	Class A Class I Class N Class R